Exhibit 10.1

SECOND AMENDMENT TO AMENDED AND

RESTATED REVOLVING LINE OF CREDIT LOAN AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED REVOLVING LINE OF CREDIT LOAN AGREEMENT (“Agreement”), dated as of September 1, 2006, by and between WILLIAM LYON HOMES, INC., a California corporation (“Borrower”), and CALIFORNIA BANK & TRUST, a California banking corporation (“Lender”), with reference to the following facts:

RECITALS

A. Lender currently has extended to Borrower a borrowing base revolving line of credit in the maximum sum of Seventy Million Dollars ($70,000,000.00) (“Loan”) from Lender for the purpose of providing Borrower with funding for the acquisition and development of residential lots, the construction of existing and future residential home projects, and the issuance of letters of credit for the payment of costs incurred or associated with said projects. The terms and conditions of the Loan are more particularly set forth in that certain Amended and Restated Revolving Line of Credit Loan Agreement dated as of September 16, 2004, by and between Borrower and Lender (as the same has been or may be amended or modified from time to time, Loan Agreement”). All capitalized terms not specifically defined herein shall have the meanings given to such terms in the Loan Agreement.

B. The Loan currently is evidenced by a Fourth Amended and Restated Construction Loan Promissory Note dated for reference purposes as of July 19, 2005, given by Borrower to Lender (as the same has been and may be amended from time to time, “Current Note”).

C. The Loan is secured by, among other things, the “Deed of Trust” (as defined in the Loan Agreement).

D. This Agreement, the Current Note and the other documents evidencing or relating to the Loan collectively shall be referred to as the “Loan Documents.”

E. Borrower has requested that Lender modify the Loan by, among other things, extending the “Initial Line Term” to September 21, 2008, and extending the “Maturity Date” to September 21, 2009.

F. Lender is willing to consent to the modifications to the Loan Documents set forth herein, subject to the terms and conditions set forth below.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the foregoing premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Recitals. The preamble, recitals and any exhibits hereto are hereby incorporated into this Agreement.

2. Loan Extension.

2.1 New Definitions. As a result of the extension of the term of the Loan described above, the following definitions in the Loan Agreement shall be revised as follows:

“Initial Line Maturity Date” shall mean September 21, 2008.

“Initial Line Term” shall mean that period continuing from the date hereof and ending on the Initial Line Maturity Date of September 21, 2008.

“Maturity Date” means September 21, 2009, subject to the Loan reduction requirements set forth in Section 2.1.7 of the Loan Agreement, or (b) such earlier date upon the acceleration of the repayment of the Loan as provided in the Loan Documents after the occurrence of the Event of Default.

“Reduction Period” shall mean, as set forth in Section 2.1.7 of the Loan Agreement, that period commencing on September 21, 2008 (at the conclusion of the Initial Line Term) and continuing to September 21, 2009 (at the Maturity Date), during which period (a) all existing Qualified Projects entered into the Borrowing Base as of the Initial Line Maturity Date shall remain in the Borrowing Base, but during which Lender’s obligation to include any new Qualified Projects into the Borrowing Base shall terminate, and (b) the “Commitment Amount” shall be reduced on a quarterly basis to the applicable “Reduced Commitment Amount” (both as defined in the Loan Agreement).

2.2 Amendment and Restatement of the Current Note. Borrower shall execute and deliver to Lender a Fifth Amended and Restated Promissory Note of even date herewith (the Current Note, as amended by said document, shall hereafter be referred to as the “Note”) evidencing the increase in the amount of the Loan and the maximum Commitment Amount as described herein. All references in the Loan Documents to the Current Note shall be revised to refer to the Note, as amended and restated.

3. Loan and Letter of Credit Fees. During the extended term of the Loan, Borrower will continue to be required to pay to Lender the following fees:

3.1 Borrower shall pay to Lender during the remaining term of the Loan a “Commitment Fee” on a periodic basis to be calculated as follows:

“Commitment Fee” means that certain facility fee (a) that is calculated, during the Initial Line Term, at the rate of 0.35% per annum on the full Commitment Amount, and (b) that is calculated, during the Reduction Period, at the rate of 0.35% per annum based on the then-applicable Reduced Commitment Amount, and all said fees shall be payable pursuant to Section 2.5.1 below. Said fees shall be paid in advance on a quarterly basis such that: (i) during the Initial Line term, each quarterly fee payment shall be based on 0.0875% of the full Commitment Amount, and (ii) during the Reduction Period, each quarterly fee payment shall be based on 0.0875% of the then-applicable Reduced Commitment Amount.

3.2 Upon the issuance of each “Letter of Credit” (as defined in the Loan Agreement) during the remaining term of the Loan, Borrower shall pay to Lender a “Letter of Credit Fee” to be calculated as follows:

“Letter of Credit Fee” means that certain fee due and payable by Borrower on each Letter of Credit issued hereunder, which fee shall be calculated at the rate of one percent (1.00%) per annum on the face amount of the Letter of Credit, and said fee shall be payable as a condition to the issuance of each Letter of Credit and on each twelve-month anniversary of the issuance date of said Letter of Credit, if said Letter of Credit is to be extended beyond a twelve-month term.

4. Maximum Allowed Advances. As used in the Loan Documents, during the extended term of the Loan, the term “Maximum Allowed Advance” shall have the following definition from and after the date hereof:

“Maximum Allowed Advance” shall have the following meanings:

•	Entitled Land: The sum of all Advances and Reserved Allocations committed but not disbursed for said Lots shall not exceed the lesser of (i) fifty percent (50%) of Total Project Costs, or (ii) fifty percent (50%) of the Appraised Value for said Land, subject to Lender’s approval.

•	Lots Under Development: The sum of all Advances and Reserved Allocations committed but not disbursed for said Lots shall not exceed the lesser of (i) seventy percent (70%) of Total Project Costs, or (ii) seventy percent (70%) of the Bulk Finished Lot Value for said Lots, subject to Lender’s approval.

•	Developed Lots: The sum of all Advances and Reserved Allocations committed but not disbursed for said Lots shall not exceed the lesser of (i) seventy percent (70%) of Total Project Costs, or (ii) seventy percent (70%) of the Bulk Finished Lot Value for said Lots, subject to Lender’s approval.

•	Spec Homes: The sum of all Advances and Reserved Allocations committed but not disbursed for said Homes shall not exceed the lesser of (i) eighty-five percent (85%) of Total Project Costs, or (ii) seventy-five percent (75%) of the Base Appraisal for said Homes, subject to Lender’s approval.

•	Presold Homes: The sum of all Advances and Reserved Allocations committed but not disbursed for said Homes shall not exceed the lesser of (i) ninety percent (90%) of Total Project Costs, or (ii) eighty percent (80%) of the Base Appraisal for said Homes, subject to Lender’s approval.

5. Amendment to Deed of Trust. Each Deed of Trust shall be amended to secure the obligations under the Note and the other Loan Documents, as amended herein.

6. Conditions Precedent. In no event shall Lender have any obligation to close this transaction unless and until all of the following conditions are satisfied:

6.1 No Defaults. There shall be no: (a) uncured, material default hereunder or under the Loan Documents; (b) continuing representation, covenant or warranty hereunder or under the Loan Documents that is false or misleading in any manner; and (c) event currently existing which, with the passage of time, will result in a material default or the falsity of any continuing representation, covenant or warranty hereunder or under the Loan Documents.

6.2 No Financial Change. There has been no material adverse change in Borrower’s, financial condition since the closing of the Loan.

6.3 Payment Of Lender’s Costs. Borrower shall pay all of Lender’s costs and expenses incurred in connection with the documentation and closing of the modifications to the Loan

Documents described herein, including without limitation all attorneys’ fees and other closing fees and costs.

6.4 Title Endorsement. If required by Lender, the issuance to Lender of a CLTA Form 110.5E endorsement (or any substantially equivalent endorsement(s) as reasonably approved by Lender) to each ALTA Lender’s Title Policy for each Deed of Trust in form satisfactory to Lender and insuring the continued first lien priority of the Deed of Trust, except for such exceptions as may be approved by Lender in its sole discretion.

6.5 Additional Documents. Lender shall have received all additional documents executed by Borrower, as required by Lender in connection with this Agreement, including, without limitation, the Note, an updated “Borrowing Base Certificate” (as defined in the Loan Agreement), and, if reasonably required by Lender, any amendment to any existing Deed of Trust reflecting the extension of the Loan as provided herein.

7. Representations and Warranties. Borrower hereby represents and warrants to Lender as follows:

7.1 No Default. No default or event of default under any of the Loan Documents has occurred that remains uncured, and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a default or an event of default under any of the Loan Documents.

7.2 Representations and Warranties. As of the date hereof, all of the warranties and representations contained in all of the Loan Documents remain true, correct, complete and accurate.

7.3 No Claims or Defenses. As of the date hereof, neither Borrower nor its managing member has any claims against Lender nor defenses to the enforcement of any of the Loan Documents in accordance with their respective terms, as amended by this Agreement.

7.4 Financial Covenants. Borrower acknowledges and agrees that the financial covenants contained in the Loan Documents are in full force and effect and shall be monitored by Lender based on the financial reports to be provided under the Loan Agreement.

7.5 Satisfaction of Conditions. All of the conditions precedent set forth above have been fully satisfied.

8. Further Assurances. Borrower agrees to perform such other and further acts, and to execute such additional documents, agreements, notices or financing statements, as Lender deems necessary or desirable from time to time to create, preserve, continue, perfect, validate or carry out any of Lender’s rights under this Agreement and the other Loan Documents.

9. Integration. All rights, remedies, powers and interest provided for Lender herein are in addition to the rights, remedies, powers and interests provided for Lender in the Loan Documents, the terms and provisions of which are incorporated herein by this reference and made a part hereof. If and to the extent any term or provision hereof is inconsistent with any term or provision of the Loan Documents, the term or provision of this Agreement shall prevail.

10. Entire Agreement; Amendments. This Agreement and the other Loan Documents contain the entire agreement between Borrower and Lender with respect to the Loan Documents, and all prior negotiations, commitments, understandings and agreements are superseded by this Agreement and the Loan Documents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement, any Loan Document, or any other agreement executed in connection with any of the foregoing shall be effective unless in writing and signed by Lender and Borrower, and then only in the specific instance and for the specific purpose given.

11. Governing Law. The Loan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California, without regard to its conflict of laws principles.

12. Section Headings. The section headings of this Agreement are included for convenience only, and shall not affect the construction or interpretation of any provision of this Agreement.

13. Attorneys’ Fees. If any action or other proceeding is brought to interpret or enforce any provision of this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and expenses.

14. Binding Effect. This Agreement and the other Loan Documents shall be binding upon, and shall inure to the benefit of, Borrower and Lender and their respective successors and assigns, or heirs and personal representatives, as applicable, subject to any provision of the Loan Documents restricting transfers of the Property.

15. Severability of Provisions. No provision of this Agreement or any other Loan Document that is held to be inoperative, unenforceable and invalid shall affect the remaining provisions, and this and all provisions of this Agreement and the Loan Documents are hereby declared to be severable.

16. Miscellaneous. No reference to this Agreement is necessary in any instrument or document at any time referring to the Loan Documents. A reference to the Loan Documents shall be deemed a reference to such document as modified hereby.

17. No Commitment. The furnishing of this Agreement and other modification documents shall in no way be construed as a commitment by Lender to modify, amend, extend or otherwise alter the Loan Documents. Lender shall be under no obligation to close the transaction evidenced by this Agreement unless this Agreement and all related documents are returned to Lender fully executed by Borrower, and unless this Agreement is actually executed by Lender and delivered to Borrower.

18. No Other Amendments. Except as expressly amended herein, the Loan Agreement, and all of the other Loan Documents remain unmodified and in full force and effect.

19. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement has been executed by Borrower and Lender as of the date first above written.

BORROWER:

WILLIAM LYON HOMES, INC., a California corporation

By:	/s/ RICHARD S. ROBINSON
Richard S. Robinson, Senior Vice President

By:	/s/ MICHAEL D. GRUBBS
Michael D. Grubbs, Senior Vice President

LENDER:

CALIFORNIA BANK & TRUST, a California banking corporation

By:	/s/ KIM JOHNSON

Name:	Kim Johnson

Its:	Vice President

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